Inuvo, Inc. First Quarter 2021 May 13, 2021

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2021 First Quarter Conference Call. Today’s conference is being recorded. Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.
Valter Pinto (Investor Relations) Comments:

Thank you, operator and good afternoon.

I’d like to thank everyone for joining us today for the INUVO first quarter 2021 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

We would also like to remind our shareholders that we anticipate filing our 10Q with the Securities and Exchange Commission this evening.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement.

Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Inuvo, Inc. First Quarter 2021 May 13, 2021

Richard Howe (CEO) Comments:

Thank you Valter and thanks everyone for joining us today.

For the three months ended March 31, 2021, we delivered roughly $10.6 million in Revenue. Advertisers do tend to delay their media budget allocations until the start of the second quarter after which they accelerate their spending into the second half of the year.

As a result, the first quarter of the year is typically our seasonally soft quarter. Revenue in Q1 2021 was down 18% sequentially as a result of this seasonality, which is in line with our historical experience for Q1 revenue coming out of Q4 in a prior year.

Of the $10.6 million delivered, our ValidClick platform contributed $8.5 million, which remains down as a result of Covid year-over-year by 35%. However, the GAP between ValidClicks pre-pandemic and post pandemic performance is closing quickly. The platform has had a 9% monthly compounded growth rate through March 2021 off of its low in May of 2020.

As we have guided previously, we expect ValidClick to return to its 2019 pre-pandemic average monthly revenue run rate of approximately $4.4 million within 2021 and then grow thereafter. More on ValidClick later in the conference.

The IntentKey platform contributed $2.1 million of revenue in the quarter, growing 15% year-over-year. We would expect this product line to continue its double-digit growth rates year-over-year for the foreseeable future.

Gross margins were up roughly 3% points sequentially and 9% points year-over-year within the overall business with ValidClicks continuing improvement being a contributor. Adjusted EBITDA improved 36% year-over-year with a loss of roughly $878,000 in the Quarter, which was expected given seasonality and the continuing post pandemic recovery of ValidClick.

As we have guided previously, we would expect AEBITDA to return to positive within the second half of the year on the back of the growth rates within each product and the

Inuvo, Inc. First Quarter 2021 May 13, 2021

returning advertising market post pandemic. Our balance sheet remains strong with roughly $17.8 million of cash, $16.8 million of net working capital and no debt.

For the second quarter of 2021, year-over-year, we are expecting revenue to grow in excess of 50% with both the IntentKey and ValidClick platforms contributing to that growth.

Let me provide some additional insights for each of the product lines beginning with the IntentKey.

In the first quarter on average, we performed 48% better than our clients’ goals which is a continuation of the incredible results we have delivered for the better part of the last 18 months as the IntentKey growth has accelerated. We put out a number of press releases in the quarter that highlight the outstanding performance we are seeing within the client base.

We had 81 campaigns operational in the first quarter, which was down roughly 4% from the seasonal high Q4 2020 campaign total of 84. Of the 81 campaigns, 18 were new and 63 were renewals.

Hiring within the IntentKey to support sales has continued throughout Q1. We now have 18 people in sales, account management and sales support roles including 2 recent hires within Canada to support our expansion North.

Montreal and Toronto are within driving distance of one another, are home to Canada’s largest corporations and have a combined population of roughly 10 million. The IntentKey will be one of few platforms capable of meeting these Canadian corporations online advertising needs both domestically and within the USA, particularly as the cookieless future approaches. More on that shortly.

Product marketing activity has been robust in Q1 with a focus on the expansion of external materials for prospecting and internal training programs and materials for new employees.

Responding to RFP’s remains an important function of this team where we have seen the number of RFPs to date increase by 40% and our win rate improve by 43% year-over-year.

Inuvo, Inc. First Quarter 2021 May 13, 2021

As our sales team and support structure has evolved, so have our sales cycles where we are now experiencing deal closings within 90 days, down from roughly 180 days last year.

This increase in demand is being reflected in the new clients we are signing up and the pipeline, where opportunity looks good for both the Managed Service and SaaS versions of the product, the latter only having been launched for sale at the end of the first quarter.

Among our recently signed clients were two of the world’s most respected technology companies, one of which is in the CRM software business and the other an eCommerce platform.

The IntentKey platform is now being used across all the advertising channels supported by the software including Display, Video, Native, Connected TV and Streaming audio. We are signing up both Business-to-Consumer and Business-to-Business clients.

Increasingly, we have clients where the IntentKey is actually solving multiple challenges. Our casino client for example is of course using the IntentKey to attract audiences to their venues. However, with the tremendous success the Casino has had, and a shortage of qualified workers, they are now also starting to use the IntentKey to help with their recruitment of table game dealers and they are not the only client where we have this dual value proposition.

Deals are coming in across various industry segments – Among the business closed in the quarter was a tourism deal with one of the largest States, multiple CBD clients, a Brewery, a casino and a number of technology companies.

We believe INUVO has a perfect storm opportunity right now in part because the post pandemic economy is forecasted to be strong, which typically leads to larger media budgets and because the 3rd party cookie is going away which will significantly hinder the performance and scale of most of our competitors.

The best way to understand the cookie issue and its disruptive impact on the competitive landscape is to appreciate that modern digital marketing was created around the identity of a consumer. The data and methods used by the majority of marketing & advertising

Inuvo, Inc. First Quarter 2021 May 13, 2021

technology and service providers revolve around prospecting for new clients based on WHO they are.

This means targeting around income, age, gender, interests and the like which is exactly the issue the elimination of the cookie is designed to resolve. To adapt to the new reality will require that these companies significantly re-engineer their business models as the cookie is the mechanism that allows this kind of WHO based prospecting to work.

We see the countdown for these companies approaching quickly and if similar disruptive technological events are the indicator, these companies are likely to lag in terms of meeting the needs of the future marketplace both in their ability to scale and perform. This is often referred to as the innovator’s dilemma.

Conversely, INUVO could not be better positioned for this upcoming disruption. The cornerstone of our artificial intelligence approach is not about the WHO but rather the WHY behind the purchase of a product or service. Our AI cares not WHO someone is, it cares only about the reasons behind WHY a product or service was actually purchased.

This is an important distinction which should be coupled with the reality that unlike our competitors, we neither use nor require any 3rd party data which is the backbone of the conventional WHO based approach used universally across our industry.

This ability to know WHY without 3rd party data is the essence of the differentiation associated with our Artificial Intelligence and the reason we are poised for success leading into 2022 when these disruptive changes become a reality.
We’ve been running cookieless campaigns for the better part of the last 12 months without degradation of performance. Every single corporation in America is right now trying to figure out how to deal with this ensuing issue. There is a solution for these companies, and it is called the IntentKey. All we have to do is get the word out which we are doing through sales, marketing and PR.

Turning now to ValidClick, where, as I mentioned earlier, we have seen a strong 9% compounded monthly growth since the Covid low in May of 2020.

Inuvo, Inc. First Quarter 2021 May 13, 2021

As we have also mentioned previously, the Pandemic was in fact a catalyst for re-engineering the ValidClick service and in the best of ways, has allowed us to also design into the platform, various content, technology and services that are cookieless future ready.

Throughout 2020 and into 2021 we have focused on the quality of content within our owned and operated websites. This in turn has provided a better consumer engagement experience which in turn is yielding better results for our advertising clients.

In a cookieless world, the quality of the content will become more valuable because, as we described earlier in the IntentKey summary, advertisers will no longer be able to prospect for audiences based on WHO they are which will invariably lead them towards the selection of content as the match for their product or service.

Diversification of advertisers has also been an important component of the post pandemic ValidClick and in this regard we have expanded the number of relationships we have both directly and indirectly as a way to gain access to these advertisers and a means of ensuring the platform generates the best payouts and margins for INUVO.

We of course continue to maintain increasingly rare and valuable relationships with the largest Search engines on the planet, having renewed our largest partner relationship in Q1.

All of these channels to advertisers makes ValidClick less vulnerable to systemic changes, like the elimination of 3rd party cookies or Apples IOS privacy changes.

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our first quarter of 2021.

Inuvo, Inc. First Quarter 2021 May 13, 2021

As Rich mentioned, Inuvo reported revenue of $10.6 million for the quarter ended March 31, 2021; this compares to $14.9 million reported in the first quarter of last year.

The decrease in this year’s revenue is due to lower ValidClick revenue which in the first quarter this year was $8.5 million compared to $13.1 million in the same quarter last year.

This lower ValidClick revenue was due to the pull back in advertising budgets at the onset of the pandemic which had not fully recovered by this year’s first quarter. In spite of reporting lower year over year revenue, ValidClick’ s recovery began in June following May’s low, and by March 31 of this year, was up 140% off that low.

IntentKey revenue was 15% higher in the first quarter this year compared with last year. The IntentKey represented 20% of overall first quarter revenue this year compared to 12% last year.

As the IntentKey platform revenue has become a greater percentage of overall Revenue, the components of the cost of revenue have shifted.

Cost of revenue in the 2021 period is primarily generated by payments to ad exchanges that provide access to a supply of advertising inventory where we serve advertisements using information predicted by the IntentKey and to a lesser extent, payments to website publishers and app developers that host advertisements we serve through ValidClick.

Cost of revenue in the 2020 period was primarily generated by payments to website publishers and app developers that host advertisements we serve through ValidClick.
Inuvo Gross Margins increased in the first quarter to 86% compared to 77% in the same quarter last year due primarily to the shift in the cost of revenue where payments to website publishers and app developers that host advertisements we serve through ValidClick have declined, thus reducing cost of revenue.

The IntentKey gross margins were 42% in the first quarter. Going forward, we expect IntentKey gross margins to increase as the launch of the SaaS version in Q1 begins delivering clients whose margins are expected to be significantly higher as a result of the

Inuvo, Inc. First Quarter 2021 May 13, 2021

mostly fixed costs associated with operating just the AI, Modeling and Data generation components of the platform.

Operating expenses were $11.8 million in the first quarter of 2021 compared to $14.0 million the prior year, a decrease of $2.3 million.

The largest component of operating expense is marketing costs. Marketing costs are predominantly traffic acquisition costs associated with ValidClick. It is the largest expense associated with the ValdClick platform. Marketing costs were $7.3 million in the first quarter this year compared to $9.6 million in the same quarter last year. The $2.3 million lower expense this year compared to last year is primarily due to lower ValidClick revenue.

Compensation expense was $2.7 million in the first quarter this year compared to $2.3 million in the prior year primarily due to higher stock-based compensation expense and to higher employee salary cost. Our full-time employment was 73 on March 31, 2021, compared to 64 on March 31, 2020.

The majority of the increase in headcount occurred within sales, sales support and account management for the IntentKey, complemented by the hiring of traffic acquisition professionals within ValidClick to support a strategy to bring that function in-house.

Selling, general and administrative expense decreased $334 thousand in the first quarter this year compared to the prior year due primarily to $197 thousand lower IT costs where we consolidated our computing facilities to 2 data centers; and to $56 thousand in lower travel and entertainment corporate expense, $87 thousand lower depreciation and amortization expense and to the $60 thousand reversal of a reserve for a liability that had been satisfied.
This savings was partially offset by higher professional fees due to the public offerings in January.

Net interest expense was $22 thousand in the first quarter of 2021 compared to $152 thousand expense in the same quarter last year.

Inuvo, Inc. First Quarter 2021 May 13, 2021

We had other income of $470 thousand in the first quarter of this year primarily due to a licensing agreement from the first quarter last year that terminated, and all the revenue deferred from the contract was recognized.

We reported net loss of $2.1 million or 2¢ per basic share compared to a $2.8 million net loss or 5¢ per basic share in the same quarter last year.

The adjusted EBITDA for the quarter ended March 31, 2021, was a $878 thousand loss compared to a loss of $1.4 million last year, an improvement of 36%.

On March 31, 2021, we had cash and cash equivalents of $17.8 million and a net working capital of $16.8 million. In addition, we have a $5 million working capital line of credit which currently has no outstanding balance. We maintain a simple cap structure with only common stock and employee restricted stock units through an equity incentive plan.

In January we completed two underwritten public offerings for 19 million shares of common stock, raising gross proceeds of $14,250,000. The additional funds are being used for working capital, building the IntentKey sales force and facilitating the acquisition strategy which we discussed at the last quarter call.

Now, I’d like to turn the call back too Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally, in spite of our seasonally soft first quarter, the ValidClick platform for the Month ending in March 2021 was up 140% from its pandemic induced low point in May of 2020. Our largest partner within ValidClick was renewed in the quarter for an additional 2 years.

The IntentKey continues to produce remarkable performance for clients, grew 15% year-over-year, has an expanding client base, a strong pipeline and could not be better positioned for the disruption coming in 2022 when cookies go away.

Inuvo, Inc. First Quarter 2021 May 13, 2021

I cannot emphasize enough how well positioned we are for winning market share leading into and after this industry transition. We expect the IntentKey platform to be up roughly 45% year-over-year in Q2.

For INUVO, we expect our second quarter to be strong with year-over-year growth of over 50%. We expect to be back to AEBITDA positive contributions within the second half of the year.

Our balance sheet remains strong with $17.8 million of cash which we anticipate putting to work in part through an acquisition within the 2021 calendar year as we continue to explore suitable candidates.

I will now turn the call over to the operator for questions.

Richard Howe Final Comments:
I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in our company.